                                                                      Exhibit 12

                    JACKSON PRODUCTS, INC. AND SUBSIDIARIES
               Calculation of Ratio of Earnings to Fixed Charges
                              (Regulation S-K.65)

                           January 1     April 1,               January 1,    August 17,
                            1993 to      1993 to                 1995 to       1995 to
                           March 31,   December 31,             August 16,   December 31,                            Pro forma
                             1993          1993         1994       1995          1995         1996        1997          1997
                           ===================================================================================================
Pretax loss                 $(1,797)     $(2,628)     $(1,123)   $(2,705)      $(4,368)     $(16,017)   $(9,679)     $(13,475)

Interest expense              2,030        3,468        6,563      5,193         4,361        11,241     11,983        16,647
Amortization of deferred
  financing fees                 99          467          765        525           340         1,076      1,261           990
Amortization of debt
  discount                       --           71          113         86            20            65         67           103
Rental expenses                   7           24          324        346           178           433        487           487
                           ---------------------------------------------------------------------------------------------------
Fixed charges                 2,136        4,030        7,765      6,150         4,899        12,815     13,798        18,227

                           ---------------------------------------------------------------------------------------------------
Total Earnings per 6-K          339        1,402        6,642      3,445           531        (3,202)     4,119         4,752

Ratio                          0.16         0.35         0.86       0.56          0.11         (0.25)      0.30          0.26

Dollar deficiency            (1,797)      (2,628)      (1,123)    (2,705)       (4,368)      (16,017)    (9,679)      (13,475)

                           January 1   January 1,
                            1997 to      1998 to    Pro forma
                           March 31,    March 31,   March 31,
                             1997         1998         1998
                           ==================================
Pretax loss                 $(4,341)     $(1,240)     $(1,642)

Interest expense              2,992        2,979        4,161
Amortization of deferred
  financing fees                318          309          288
Amortization of debt
  discount                       16           17           26
Rental expenses                 113          115          115
                           ----------------------------------
Fixed charges                 3,439        3,420        4,590

                           ----------------------------------
Total Earnings per 6-K         (902)       2,180        2,948

Ratio                         (0.26)        0.64         0.64

Dollar deficiency            (4,341)      (1,240)      (1,642)